Exhibit 99.1

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS FIRST QUARTER 2022 RESULTS

HOUSTON, May 12, 2022 /PRNewswire/ -- KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) ("KLXE" or the "Company") today reported financial results for the first quarter ended March 31, 2022. We also make reference to the two months ended December 31, 2021 ("Transition Fourth Quarter"), the three months ended December 31, 2021 ("Pro Forma Prior Year Fourth Quarter") and the three months ended March 31, 2021 ("Pro Forma Prior Year First Quarter").

Highlights
  First quarter 2022 revenue of $152.3 million increased 5% sequentially
  Generated first quarter 2022 net loss of $19.9 million and Adjusted EBITDA of $4.9 million
  Exited the first quarter of 2022 on a strong monthly run-rate, generating March revenue of $57.7 million, net loss of $6.0 million and Adjusted EBITDA of $3.8 million
  Increasing 2022 revenue guidance to a range of $690 million to $710 million
  Ended the first quarter of 2022 with $54.6 million of available liquidity, consisting of $19.4 million of cash and $35.2 million of available borrowing capacity on the March 31, 2022 ABL Facility Borrowing Base Certificate (net of $12.4 million fixed charge coverage ratio ("FCCR") holdback)

See "Non-GAAP Financial Measures" at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, net working capital and their reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP"). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliation is not available without unreasonable efforts. In addition, for comparative purposes, we have also presented Pro Forma Operating Income (Loss) and Adjusted EBITDA for the three months ended March 31, 2021 and December 31, 2021 in the Additional Selected Operating Data section below.

Chris Baker, President and Chief Executive Officer of KLXE, stated, "We are excited about our positioning and the strength of the market as we exited Q1. As we previously disclosed in our 2021 fourth quarter release and conference call, the first quarter of 2022 got off to a slow start due to seasonally slow activity in January, magnified by Omicron quarantines, and weather-related issues in early February. We then quickly accelerated into a more active market in late February and March and are bullish about our prospects for the second quarter and the remainder of 2022 as the pricing environment for the bulk of our services is rapidly improving. Driven by the constructive current market backdrop, we expect sequential revenue growth of 16% to 20% and Q2 Adjusted EBITDA margins of 7% to 9%, as well as continued improvement as we progress through the remainder of the second quarter and 2022."

First Quarter 2022 Financial Results

Revenue for the first quarter of 2022 totaled $152.3 million, an increase of 61% compared to Transition Fourth Quarter revenue of $94.4 million. The increase in revenue reflects one less month in the transition quarter. On a product line basis, drilling, completion, production and intervention services contributed approximately 28.2%, 50.5%, 11.7% and 9.6%, respectively, to the first quarter of 2022.

Net loss for the first quarter of 2022 was $19.9 million, compared to Transition Fourth Quarter net loss of $13.2 million. Adjusted EBITDA for the first quarter of 2022 was $4.9 million, compared to Transition Fourth Quarter Adjusted EBITDA of $3.6 million.

First Quarter 2022 Segment Results

The Company reports revenue and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

The following is a tabular summary of revenue, operating loss and Adjusted EBITDA for the first quarter ended March 31, 2022 and Transition Fourth Quarter ended December 31, 2021 ($ in millions). Note for comparability between the first quarter and Transition Fourth Quarter that there is one less month in the Transition Fourth Quarter.

	Three Months Ended	Two Months Ended
	March 31, 2022	December 31, 2021
Revenue:
Rocky Mountains	$ 43.3	$ 23.8
Southwest	51.9	34.0
Northeast/Mid-Con	57.1	36.6
Total Revenue	$ 152.3	$ 94.4

	Three Months Ended	Two Months Ended
	March 31, 2022	December 31, 2021
Operating income (loss):
Rocky Mountains	$ (0.8)	$ (2.4)
Southwest	(0.4)	—
Northeast/Mid-Con	(0.8)	0.1
Corporate and other	(9.5)	(5.5)
Total operating loss	$ (11.5)	$ (7.8)

	Three Months Ended	Two Months Ended
	March 31, 2022	December 31, 2021
Adjusted EBITDA
Rocky Mountains	$ 4.7	$ 1.8
Southwest	4.2	3.5
Northeast/Mid-Con	2.7	2.6
Segment Total	11.6	7.9
Corporate and other	(6.7)	(4.3)
Total Adjusted EBITDA (loss)(1)	$ 4.9	$ 3.6

(1)	Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.

First Quarter 2022 Financial Results Compared to Pro Forma Prior Year Fourth Quarter 2021

Revenue for the first quarter of 2022 totaled $152.3 million, an increase of 5% compared to Pro Forma Prior Year Fourth Quarter revenue of $145.0 million. The increase in revenue reflects the overall increase in activity and pricing that the Company has experienced in the quarter.

Net loss for the first quarter of 2022 was $19.9 million, compared to Pro Forma Prior Year Fourth Quarter net loss of $18.6 million. Adjusted EBITDA for the first quarter of 2022 was $4.9 million, which represents a decrease of 27% compared to Pro Forma Prior Year Fourth Quarter Adjusted EBITDA of $6.7 million. This decrease is due to seasonality, weather and employee-related costs including the previously disclosed reinstatement of the 401(k) match, certain stand-up costs to procure equipment and employees incurred by the Company in anticipation of the activity increase in March, COVID-19 quarantine costs and cost inflation associated with labor, raw materials and finished goods. The Company exited the first quarter of 2022 on a 6.6% monthly Adjusted EBITDA margin run-rate.

First Quarter 2022 Segment Results Compared to Pro Forma Prior Year Fourth Quarter 2021

The Company reports revenue and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

  Rocky Mountains: Revenue, operating loss and Adjusted EBITDA for the Rocky Mountains segment was $43.3 million, $0.8 million and $4.7 million, respectively, for the first quarter of 2022. Revenue represents a 23% increase over Pro Forma Prior Year Fourth Quarter of 2021 largely driven by an increase in activity throughout the DJ Basin and Wyoming in coiled tubing, fishing, rentals, wireline and dissolvable plugs sales.

  Southwest: Revenue, operating loss and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $51.9 million, $0.4 million and $4.2 million, respectively, for the first quarter of 2022. Revenue represents a 3% increase over the Pro Forma Prior Year Fourth Quarter of 2021 largely driven by an increase across service lines, with directional drilling, frac rentals and fishing experiencing the largest increases.

  Northeast/Mid-Con: Revenue, operating loss and Adjusted EBITDA for the Northeast/Mid-Con segment was $57.1 million, $0.8 million and $2.7 million, respectively, for the first quarter of 2022. Revenue represents a 4% decrease over Pro Forma Prior Year Fourth Quarter of 2021 largely due to comparative declines in directional drilling and dissolvable plugs sales in the region.

The following is a tabular summary of revenue, operating loss and Adjusted EBITDA for the first quarter ended March 31, 2022 and Pro Forma Prior Year Fourth Quarter ended December 31, 2021 ($ in millions):

		Pro Forma
	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021
Revenue:
Rocky Mountains	$ 43.3	$ 35.3
Southwest	51.9	50.2
Northeast/Mid-Con	57.1	59.5
Total Revenue	$ 152.3	$ 145.0

		Pro Forma
	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021
Operating income (loss):
Rocky Mountains	$ (0.8)	$ (3.8)
Southwest	(0.4)	(1.0)
Northeast/Mid-Con	(0.8)	2.1
Corporate and other	(9.5)	(7.6)
Total operating loss	$ (11.5)	$ (10.3)

		Pro Forma
	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021
Adjusted EBITDA
Rocky Mountains	$ 4.7	$ 2.3
Southwest	4.2	4.2
Northeast/Mid-Con	2.7	6.2
Segment Total	11.6	12.7
Corporate and other	(6.7)	(6.0)
Total Adjusted EBITDA (loss)(1)	$ 4.9	$ 6.7

(1)	Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

Total debt outstanding as of March 31, 2022 was $275.1 million, compared to $274.8 million as of December 31, 2021. The increase in total debt was driven by amortization of debt issuance costs. As of March 31, 2022, cash and equivalents totaled $19.4 million. Total liquidity as of March 31, 2022 was $67.0 million and available liquidity was $54.6 million, including net availability of $35.2 million available on the March 31, 2022 ABL Facility Borrowing Base Certificate, net of $12.4 million FCCR holdback. The Senior Secured Notes bear interest at an annual rate of 11.5%, payable semi-annually in arrears on May 1st and November 1st. Accrued interest as of March 31, 2022 was $12.0 million for the Senior Secured Notes and $0.3 million related to the ABL facility. As of April 30, 2022, cash and available liquidity balances were $38.8 million and $57.7 million on the April 30, 2022 ABL Facility Borrowing Base Certificate (net of $13.1 million FCCR holdback), respectively.

Net working capital as of March 31, 2022 was $45.9 million, which was up 13% from December 31, 2021 levels, driven by a reduction in days payable outstanding as we mitigated supply chain concerns, and was offset by a reduction in days sales outstanding.

Other Financial Information

Capital expenditures were $5.8 million during the first quarter of 2022, an increase of $2.3 million, or 66% compared to capital expenditures of $3.5 million in the Transition Fourth Quarter of 2021. Capital spending during the first quarter was driven primarily by maintenance capital expenditures across our segments. KLXE continues to expect fiscal year 2022 capital spending to be between $25.0 and $30.0 million and will be primarily focused on maintenance capital spending. As of March 31, 2022, we had $1.9 million of assets held for sale and, in the second quarter of 2022, we expect to increase the balance of assets held for sale by $4.0 to $6.0 million, as we look to further optimize our real estate footprint. We will continue to evaluate the market conditions and adjust maintenance capital spending based on changes in activity.

Environmental, Social and Governance

We are currently working to selectively electrify our core equipment fleet of wireline and coiled tubing assets and we believe we are a market leader in each of these areas. In the first quarter of 2022, we placed a factory order for electric vehicles accounting for 100% of our city-oriented fleet. The vehicles have expected delivery in the fourth quarter of 2022 and will replace internal combustion engine vehicles in the current KLXE fleet. Additionally, we are operating two electric hybrid wireline units, with two additional unit conversions being planned for 2022, one electric hybrid coiled tubing unit, and one electric hybrid snubbing unit.

Conference Call Information

KLXE has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Friday, May 13, 2022, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLXE 2022 First Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company's website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company's website for 90 days and will be available by telephone through May 27, 2022, at 1-201-612-7415, access code 13729162#.

About KLX Energy Services

KLXE is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLXE's complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "might," "should," "could," "will" or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our ability to renew and refinance our debt; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management's current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Transition Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:	KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX Energy Services Holdings, Inc. Condensed Consolidated Statements of Operations (In millions of U.S. dollars and shares, except per share amounts) (Unaudited)

				Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021
Revenues	$ 152.3	$ 94.4	$ 90.8	$ 145.0	$ 85.7
Costs and expenses:
Cost of sales	135.0	81.4	88.7	124.7	83.0
Depreciation and amortization	13.7	10.1	15.4	14.8	16.4
Selling, general and administrative	15.0	10.6	14.9	15.7	17.2
Research and development costs	0.1	0.1	0.1	0.1	0.1
Impairment and other charges	—	—	0.6	—	0.3
Bargain purchase gain	—	—	—	—	(1.5)
Operating loss	(11.5)	(7.8)	(28.9)	(10.3)	(29.8)
Non-operating expense:
Interest expense, net	8.3	5.5	7.8	8.2	8.0
Loss before income tax	(19.8)	(13.3)	(36.7)	(18.5)	(37.8)
Income tax expense	0.1	(0.1)	0.1	0.1	0.1
Net loss	$ (19.9)	$ (13.2)	$ (36.8)	$ (18.6)	$ (37.9)

Net loss per common share:
Basic	$ (1.98)	$ (1.36)	$ (4.41)	$ (1.98)	$ (4.55)
Diluted	$ (1.98)	$ (1.36)	$ (4.41)	$ (1.98)	$ (4.55)

Weighted average common shares:
Basic	10.1	9.7	8.3	9.4	8.3
Diluted	10.1	9.7	8.3	9.4	8.3

KLX Energy Services Holdings, Inc. Condensed Consolidated Balance Sheets (In millions of U.S. dollars and shares, except per share data) (Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$ 19.4	$ 28.0
Accounts receivable–trade, net of allowance of $6.2 and $6.2	107.0	103.2
Inventories, net	24.3	22.4
Other current assets	11.4	11.1
Total current assets	162.1	164.7
Property and equipment, net	168.4	171.0
Operating lease asset	44.6	47.4
Intangible assets, net	2.1	2.2
Other assets	2.3	2.4
Total assets	$ 379.5	$ 387.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 71.9	$ 72.1
Accrued interest	12.3	5.0
Accrued liabilities	24.9	24.1
Current portion of operating lease obligations	15.3	15.9
Current portion of finance lease obligations	6.7	5.6
Total current liabilities	131.1	122.7
Long-term debt	275.1	274.8
Long-term operating lease obligations	29.0	31.5
Long-term finance lease obligations	11.1	9.1
Other non-current liabilities	0.4	1.0
Commitments, contingencies and off-balance sheet arrangements
Stockholders' equity:
Common stock, $0.01 par value; 110.0 authorized; 11.4 and 10.5 issued	0.1	0.1
Additional paid-in capital	482.5	478.1
Treasury stock, at cost, 0.4 shares and 0.3 shares	(4.6)	(4.3)
Accumulated deficit	(545.2)	(525.3)
Total stockholders' equity	(67.2)	(51.4)
Total liabilities and stockholders' equity	$ 379.5	$ 387.7

KLX Energy Services Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In millions of U.S. dollars) (Unaudited)

	Three Months Ended
	March 31, 2022	April 30, 2021
Cash flows from operating activities:
Net loss	$ (19.9)	$ (36.8)
Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation and amortization	13.7	15.4
Impairment and other charges	—	0.6
Non-cash compensation	0.7	0.8
Amortization of deferred financing fees	0.3	0.3
Provision for inventory reserve	0.1	—
Gain on disposal of property, equipment and other	(2.0)	(1.8)
Changes in operating assets and liabilities:
Accounts receivable	(3.8)	(3.2)
Inventories	(2.0)	(0.2)
Other current and non-current assets	4.2	2.8
Accounts payable	(1.5)	6.6
Other current and non-current liabilities	4.0	4.2
Net cash flows used in operating activities	(6.2)	(11.3)
Cash flows from investing activities:
Purchases of property and equipment	(5.8)	(2.2)
Proceeds from sale of property and equipment	2.6	6.1
Net cash flows (used in) provided by investing activities	(3.2)	3.9
Cash flows from financing activities:
Purchase of treasury stock	(0.3)	(0.3)
Proceeds from stock issuance, net of costs	3.0	—
Payments on finance lease obligations	(1.5)	(0.5)
Change to financed payables	(0.4)	(1.0)
Net cash flows provided by (used in) financing activities	0.8	(1.8)
Net decrease in cash and cash equivalents	(8.6)	(9.2)
Cash and cash equivalents, beginning of period	28.0	47.1
Cash and cash equivalents, end of period	$ 19.4	$ 37.9

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$ —	$ (0.2)
Interest	0.7	0.2
Supplemental schedule of non-cash activities:
Accrued capital expenditures	$ 1.3	$ 2.5

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, free cash flow, and net working capital measures. Each of the metrics are "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions, (v) costs incurred related to the COVID-19 pandemic and (vi) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company's leverage ratio, consistent with the terms of the Company's ABL facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses free cash flow to assess the Company's liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

Net working capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that net working capital provides useful information to investors because it is an important indicator of the Company's liquidity.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc. Reconciliation of Consolidated Net Loss to Adjusted EBITDA (Loss) (In millions of U.S. dollars) (Unaudited)

				Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended		One Month Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021	March 31, 2022
Consolidated net loss (2)	$ (19.9)	$ (13.2)	$ (36.8)	$ (18.6)	$ (37.9)	$ (6.0)
Income tax expense (benefit)	0.1	(0.1)	0.1	0.1	0.1	0.1
Interest expense, net	8.3	5.5	7.8	8.2	8.0	2.9
Operating loss	(11.5)	(7.8)	(28.9)	(10.3)	(29.8)	(3.0)
Bargain purchase gain	—	—	—	—	(1.5)	—
Impairment and other charges (1)	—	—	—	—	0.3	—
One-time costs, excluding impairment and other charges (1)	2.0	0.8	3.3	1.4	1.3	1.8
Adjusted operating loss	(9.5)	(7.0)	(25.6)	(8.9)	(29.7)	(1.2)
Depreciation and amortization	13.7	10.1	15.4	14.8	16.4	4.8
Non-cash compensation	0.7	0.5	0.8	0.8	0.6	0.2
Adjusted EBITDA (loss)	$ 4.9	$ 3.6	$ (9.4)	$ 6.7	$ (12.7)	$ 3.8

*	Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1)

The one-time costs during the first quarter of 2022 relate to non-recurring legal costs, sales tax accrual costs, costs related to testing and treatment of COVID-19, and additional non-recurring costs.

(2)	Monthly cost of sales includes $0.7 million of lease expense associated with five coiled tubing unit leases.

KLX Energy Services Holdings, Inc. Consolidated Adjusted EBITDA Margin (1) (In millions of U.S. dollars) (Unaudited)

Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended		One Month Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021	March 31, 2022
Adjusted EBITDA (loss)	$ 4.9	$ 3.6	$ (9.4)	$ 6.7	$ (12.7)	$ 3.8
Revenue	152.3	94.4	90.8	145.0	85.7	57.7
Adjusted EBITDA Margin Percentage	3.2%	3.8%	(10.4) %	4.6%	(14.8) %	6.6%

(1)

Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA (loss) and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating Loss to Adjusted EBITDA (Loss) (In millions of U.S. dollars) (Unaudited)

				Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021
Rocky Mountains operating loss	$ (0.8)	$ (2.4)	$ (7.1)	$ (3.8)	$ (4.2)
One-time costs (1)	0.1	0.2	0.3	0.2	—
Adjusted operating loss	(0.7)	(2.2)	(6.8)	(3.6)	(4.2)
Depreciation and amortization expense	5.4	4.0	5.1	5.9	5.2
Non-cash compensation	—	—	0.1	—	0.1
Rocky Mountains Adjusted EBITDA (loss)	$ 4.7	$ 1.8	$ (1.6)	$ 2.3	$ 1.1

(1)

One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Southwest Operating Income (Loss) to Adjusted EBITDA (Loss) (In millions of U.S. dollars) (Unaudited)

				Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021
Southwest operating income (loss)	$ (0.4)	$ —	$ (7.5)	$ (1.0)	$ (7.5)
One-time costs (1)	0.1	0.2	0.9	0.3	0.2
Adjusted operating income (loss)	(0.3)	0.2	(6.6)	(0.7)	(7.3)
Depreciation and amortization expense	4.5	3.3	5.8	4.9	6.5
Non-cash compensation	—	—	0.1	—	0.1
Southwest Adjusted EBITDA (loss)	$ 4.2	$ 3.5	$ (0.7)	$ 4.2	$ (0.7)

(1)

One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income (Loss) to Adjusted EBITDA (Loss) (In millions of U.S. dollars) (Unaudited)

				Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021
Northeast/Mid-Con operating income (loss)	$ (0.8)	$ 0.1	$ (6.8)	$ 2.1	$ (12.2)
One-time costs (1)	0.1	0.2	0.7	0.6	0.5
Adjusted operating income (loss)	(0.7)	0.3	(6.1)	2.7	(11.7)
Depreciation and amortization expense	3.4	2.2	3.8	3.4	4.1
Non-cash compensation	—	0.1	0.2	0.1	0.2
Northeast/Mid-Con Adjusted EBITDA (loss)	$ 2.7	$ 2.6	$ (2.1)	$ 6.2	$ (7.4)

(1)

One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

KLX Energy Services Holdings, Inc. Segment Adjusted EBITDA Margin (1) (In millions of U.S. dollars) (Unaudited)

				Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021
Rocky Mountains
Adjusted EBITDA (loss)	$ 4.7	$ 1.8	$ (1.6)	$ 2.3	$ 1.1
Revenue	43.3	23.8	24.3	35.3	26.4
Adjusted EBITDA Margin Percentage	10.9%	7.6%	(6.6) %	6.5%	4.2%
Southwest
Adjusted EBITDA (loss)	4.2	3.5	(0.7)	4.2	(0.7)
Revenue	51.9	34.0	38.0	50.2	34.3
Adjusted EBITDA Margin Percentage	8.1%	10.3%	(1.8) %	8.4%	(2.0) %
Northeast/Mid-Con
Adjusted EBITDA (loss)	2.7	2.6	(2.1)	6.2	(7.4)
Revenue	57.1	36.6	28.5	59.5	25.0
Adjusted EBITDA Margin Percentage	4.7%	7.1%	(7.4) %	10.4%	(29.6) %

(1)

Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA (loss) income and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc. Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow (In millions of U.S. dollars) (Unaudited)

				Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021
Net cash flow used in operating activities	$ (6.2)	$ (12.4)	$ (11.3)	$ (12.1)	$ (7.5)
Capital expenditures	(5.8)	(3.5)	(2.2)	(3.5)	(2.8)
Proceeds from sale of property and equipment	2.6	1.8	$ 6.1	3.6	5.3
Free cash flow	$ (9.4)	$ (14.1)	$ (7.4)	$ (12.0)	$ (5.0)

The following table presents a reconciliation of the non-GAAP financial measure of net working capital to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc. Reconciliation of Current Assets and Current Liabilities to Net Working Capital (In millions of U.S. dollars) (Unaudited)

	As of
	March 31, 2022	December 31, 2021
Current assets	$ 162.1	$ 164.7
Less: Cash	19.4	28.0
Net current assets	142.7	136.7
Current liabilities	131.1	122.7
Less: Accrued interest	12.3	5.0
Less: Operating lease obligations	15.3	15.9
Less: Capital lease obligations	6.7	5.6
Net current liabilities	96.8	96.2
Net Working Capital	$ 45.9	$ 40.5

KLX Energy Services Holdings, Inc. Consolidated SG&A Margin (1) (In millions of U.S. dollars) (Unaudited)

Pro Forma
	Three Months Ended	Two Months Ended	Three Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	April 30, 2021	December 31, 2021	March 31, 2021
Selling, general and administrative expenses	$ 15.0	$ 10.5	$ 14.9	$ 15.7	$ 17.2
Revenue	152.3	94.4	$ 90.8	145.0	85.7
SG&A Margin Percentage	9.8%	11.1%	16.4%	10.8%	20.1%

(1)	SG&A Margin is defined as the quotient of Selling, general and administrative expenses and total revenue.